Exhibit 99.1

Stewart Information Services Corporation Announces Cash Dividend

HOUSTON, March 1, 2021 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today announced that its Board of Directors declared a cash dividend of $0.33 per share for the first quarter 2021, payable March 31, 2021, to common stockholders of record on March 15, 2021.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

CONTACT: Nat Otis, Director-Investor Relations, (713) 625-8360; David Hisey, CFO, (713) 625-8043